Exhibit 4.9

INCENTIVE STOCK OPTION AGREEMENT

This Stock Option Agreement is made and entered into as of [ ], between [ ] (“Employee”) and Miromatrix Medical Inc., a Delaware corporation (the “Company”).

Background

A.       Employee has been hired as an employee of the Company or the Company desires to induce Employee to continue to serve the Company as an employee.

B.       The Company has adopted the 2010 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

AGREEMENT

Now, THEREFORE, the parties hereto agree as follows:

1.                   Incorporation by Reference. The terms and conditions of the Plan, a copy of which has been delivered to Employee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. In the event of any conflict or inconsistency between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall govern and control.

2.                   Grant of Option: Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably arants from the Plan to Employee the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of the number of shares of common stock, $.00001 par value per share, of the Company (the “Shares”) set forth at the end of this Agreement after “Number of Shares:” at the price per Share set forth at the end of this Agreement after “Purchase Price:”, which price is intended to be at least 100% of the fair market value of the Company’s common stock on the grant date (determined in accordance with the Company’s procedures for calculating such fair market value).

3.                   Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in the Employee. Except as provided herein in paragraph 4, the Option shall vest in Employee with respect to the Shares in four (4) annual installments as set forth at the end of this Agreement after “Vesting Schedule:,” so long as Employee remains an employee of the Company (each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”).

4.                   Termination. In the event that the Employee ceases to be an employee of the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Employee’s rights to and under such non-vested parts of the Option shall terminate.

5.                   Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement; provided, however, that in the event Employee ceases to be an employee of the Company, for any reason or no reason, with or without cause, Director or his her legal representative shall have ninety (90) days from the date that he or she ceases to be an employee, or, if earlier, upon the expiration date of the Option as set forth above, to exercise any part of the Option vested pursuant to Section 3 of this Agreement. Upon the expiration of such ninety (90) day period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

6.                   Breach of Non-Disclosure. Confidential Information. Non-Competition. Non-Solicitation or Invention Assignment Agreements. Notwithstanding anything in this Agreement to the contrary, in the event that Employee materially breaches the terms of any non-disclosure, confidential information, non-competition, non-solicitation or invention assignment covenant or agreement entered into with the Company or any subsidiary of the Company (regardless of how such covenant or agreement is styled or titled), whether such breach occurs before or after he or she ceases to be an employee of the Company, the Company may immediately terminate all rights of Employee under this Agreement without notice of any kind and the Option, both vested and unvested, shall terminate and become null and void.

7.                   Rights of Option Holder. Employee, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of all or any part of the Option. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue as a director of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

8.                   Transferability. The Option shall not be transferable except to the extent permitted by the Plan.

9.                   Securities Law Matters. Employee acknowledges that the Shares to be received by him or her upon exercise of the Option may have not been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Securities Acts”). If such Shares have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Acts, the Shares received by him or her or to assist him or her in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Employee acknowledges that if not then registered under the Securities Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The Shares represented by this certificate have not been registered or qualified under federal or state securities laws. The Shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

10.                 Employee Representations. Director hereby represents and warrants that Employee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

11.                 Notices. All notices and other communications provided in this Agreement will be in writing and will be deemed to have been duly given when received by the party to whom it is directed at the following addresses:

If to the Company:	If to Employee:

Miromatrix Medical Inc.	To the address set forth on the signature page to this Agreement.
18683 Bearpath Trail
Eden Prairie, MN 55347
Attn: Chief Executive Officer

12.                Drag-Along Rights. If holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote (the “Sellers”) desire to sell all of their shares to a bona fide third party purchaser, such Sellers or the Company shall send written notice (the “Drag-Along Notice”) to Employee, setting forth the consideration to he paid by the third party purchaser and tile other terms and conditions of such transaction. The Sellers or the Company may elect to require all, but not less than all, of the Shares purchased by Employee pursuant to this Agreement to be sold to the third party purchaser for the same consideration per share of common stock as the Sellers will receive in such transaction. To exercise such right, the Sellers or the Company shall so indicate in the Drag-Along Notice. If the Sellers or the Company so elect, then not later than five (5) days following the date of the Drag-Along Notice, Employee shall deliver to the Company any certificates representing the Shares held by Employee, accompanied by duly executed instruments of conveyance. If Employee fails to deliver any such certificates to the Sellers or the Company, the Company shall cause the books and records of the Company to show that the Shares are bound by the provisions of this Section 12 and that such Shares shall be transferred only to the third party purchaser. In the event Employee fails to deliver the certificates to the Company as required herein, then the Company may execute any documents as shall be required for the purpose of transferring the Shares on the books and records of the Company, and the Company is hereby appointed the attorney-in-fact of Employee for the purpose of effectuating the requirements of this Section 12.

13.                 Amendment to Meet the Requirements of Section 409A. Employee acknowledges that the Company, in the exercise of its sole discretion and without the consent of Employee, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department regulations or guidance as the Company deems appropriate or advisable.

14.                 Lock-Up.

(a)                Employee agrees that Employee will not offer, pledge, sell, contract to sell, sell any option, sell any contract to purchase, purchase any option, purchase any contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares (or any other Company securities) or enter into any swap, hedging, or other arranaement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares (or any other Company securities) held by Employee (other than those included in the registration) for a period specified by the representative of the underwriters of the Company’s capital stock (or any other Company securities, collectively, the “Stock”) not to exceed ninety (90) days (180 days in the case of an initial public offering), plus any additional periods required by the Financial Industry Regulatory Authority (including under Conduct Rule 2711), after the effective date of any Company registration statement filed under the Securities Act of 1933 (the “Securities Act”).

(b)                Employee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter to the extent that such agreements are consistent with the foregoing or that are necessary to give further effect to the provisions set forth in Section 15(a). In addition, if requested by the Company or the representative of the underwriters of shares of the Company’s capital stock, Employee will provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.

(c)                The obligations described in this Section 14 will not apply to, a registration relating solely to Employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares subject to the foregoing restriction until the end of such period, as applicable.

15.                 Withholding. The Company shall have the right to (i) withhold and deduct from any payments made under the Plan or from future compensation of Employee (or from other amounts that may be due and owing to Employee from the Company or a subsidiary of the Company), or make other arrangements for the collection of; all legally required amounts necessary to satisfy any and all foreign, federal, state and local withholding and employment-related tax requirements attributable to the Option, or (ii) require Employee promptly to remit the amount of such withholding to the Company before taking any action, including issuing the Shares

16.                 General.

(a)                The Option is granted pursuant to the Plan and is governed by the terms thereof. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement.

(b)                Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(c)                Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(d)                This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e)                This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

(f)                 Any disputes arising out of this Agreement shall be determined in the Hennepin County District Court or the United States Court, District of Minnesota.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Number of Shares: [ ]	EMPLOYEE:

Exercise Price: [ ]

Name:
Address:

MIROMATRIX MEDICAL INC.

By:

Vesting Schedule:

No. of Shares To Be Vested	Vesting Date